                                                                      EXHIBIT 8

                                    SIROTE
                                 ---- & ----
                                   PERMUTT
                          A PROFESSIONAL CORPORATION


                         2222 Arlington Avenue South
                                  Reply To:
                            Post Office Box 55727
                        Birmingham, Alabama 35255-5727
                           Telephone (205) 933-7111
                           Facsimile (205) 930-5301
                         Writer's direct dial number:
                                 (205) 930-5108


                                 June 21, 1994



Capstone Capital Corporation
One Perimeter Park South
Birmingham, Alabama   35243

Smith Barney Inc.
J. C. Bradford & Co., Inc.
Representatives of the Several Underwriters
c/o Smith Barney Inc.
338 Greenwich Street
New York, New York   10013

Ladies and Gentlemen:

                 We have acted as tax counsel to Capstone Capital Corporation (the "Company") in connection with the transaction (the "Transaction") described in the Prospectus that constitutes Part I of the Registration Statement filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 on April 15, 1994, as amended through the date hereof (the "Prospectus"). In connection with the Transaction, we have been asked to provide opinions on certain federal income tax matters described in the Prospectus. Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the Prospectus.

                 The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), of Treasury Regulations thereunder (including Proposed and Temporary Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. These provisions and interpretations are subject to changes that might result in modification of our opinion.





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Capstone Capital Corporation
Smith Barney Inc.
J. C. Bradford & Co., Inc.
June 21, 1994
Page 2



                 In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following: (1) the Prospectus and the Registration Statement (including the Exhibits thereto); (2) the Charter and Bylaws of the Company as in effect on the date hereof; (3) the Articles of Incorporation and Bylaws of Crescent Capital of Alabama, Inc., a wholly-owned subsidiary of the Company ("CCA"), as in effect on the date hereof; and (4) the Articles of Incorporation and Bylaws of Crescent Capital of Pennsylvania, Inc. (formerly "Capstone Capital of Pennsylvania, Inc."), a wholly-owned subsidiary of the Company ("CCP"), as in effect on the date hereof. In such examination, we have assumed that documents that have been reviewed in proposed form will be executed in substantially the form of the proposed agreements we have reviewed. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals of any copies.

                 This opinion is based in part on our opinion to be delivered at the closing of the Transaction addressed to the Underwriters that (i) the Company is a validly organized and duly incorporated corporation under the laws of the State of Maryland; (ii) CCA is a validly organized and duly incorporated corporation under the laws of the State of Alabama; and (iii) CCP is a validly organized and duly incorporated corporation under the laws of the State of Pennsylvania.

                 This opinion is also based on the representations of the Company contained in a letter to us dated June 21, 1994, and attached hereto.

                 We are not aware of any facts or circumstances contrary to or inconsistent with the foregoing representations and assumptions. To the extent that the representations of the Company are with respect to matters set forth in the Code or the applicable Treasury Regulations, we have reviewed with the individuals making such representations the relevant provisions of the Code, applicable Treasury Regulations and published administrative interpretations thereof. Based on the foregoing, we are of the opinion that:

                 (1) Commencing with the Company's taxable year ending December 31, 1994, and assuming consummation of the Transaction as contemplated in the Prospectus and assuming a timely election of REIT status, the Company will be organized in conformity with the requirements for qualification as a REIT under the Code, and the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT.



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Capstone Capital Corporation
Smith Barney Inc.
J. C. Bradford & Co., Inc.
June 21, 1994
Page 3




                 (2) The discussion in the Prospectus under the heading "Federal Income Tax Considerations" fairly summarizes the federal income tax considerations that are likely to be material to a holder of Common Stock.

                 For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we prepared, in the section of the Prospectus under the heading "Federal Income Tax Considerations."

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the caption "Federal Income Tax Considerations" in the Prospectus filed as a part of the Registration Statement.

                                  Very truly yours,

                                  SIROTE & PERMUTT, P.C.

                                  By /s/ John H. Cooper
                                     -------------------
                                     John H. Cooper

JHC/kwb





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                          CAPSTONE CAPITAL CORPORATION
                            One Perimeter Park South
                                  Suite 335-S
                           Birmingham, Alabama 35243



                                 June 21, 1994



Sirote & Permutt, P.C.
2222 Arlington Avenue South
Birmingham, Alabama 35205

Ladies and Gentlemen:

                 Capstone Capital Corporation (formerly "Capstone Capital Trust, Inc."), a Maryland corporation (the "Company"), and the Underwriters have requested your opinion with respect to certain federal income tax issues relating to the transaction (the "Transaction") described in the Prospectus that constitutes Part I of the Registration Statement filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 on April 15, 1994, as amended through the date hereof (the "Prospectus"). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Prospectus.

                 In connection with your opinion, the Company makes the following representations to you:

                 (1) The Company will operate in accordance with Maryland law, its Charter and its Bylaws.

                 (2)      The Company will make the election specified in
Section 856(c) of the Code to be a real estate investment trust ("REIT") under the Code with respect to its taxable year ending December 31, 1994.

                 (3) The Company will be managed by one or more of its directors, and beneficial ownership in the Company will be evidenced by transferable shares.

                 (4) The Company expects that, and the Company will take all measures within its control to ensure that, at no time during the last half of any taxable year after the first taxable year for which the election has been made to be a REIT will more than 50% in value of the Company's outstanding stock be owned, directly or indirectly, by or for five or fewer individuals as determined by applying Section 856(a) of the Code.





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Sirote & Permutt, P.C.
June 21, 1994
Page 2

                 (5) The Company expects that, and the Company will take all measures within its control to ensure that, at all times after the first taxable year for which the election has been made to be a REIT, the beneficial ownership of the Company will be held by 100 or more persons.

                 (6) The projections and analyses prepared by the Company and presented to you with respect to the Company's qualification under the income and asset tests set forth in Section 856 of the Code represent the Company's best estimate of the gross income to be derived by the Company and the assets to be held by the Company.

                 (7) The Company expects that, and the Company will take all measures within its control to ensure that, at least 95% of the gross income derived by the Company in any taxable year will consist of (i) amounts derived by the Company from rental of the Initial Properties or properties acquired in the future, including rents attributable to personal property as described in representation (11) below and including charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated, but excluding for such purposes rents received from related parties as defined in Section 856(d)(2)(B) of the Code; (ii) interest on obligations secured by mortgages on real property or on interests in real property; (iii) amounts received with respect to the rental of certain parking facilities; (iv) any gain realized upon sale of all or a portion of the Initial Properties or properties acquired in the future; (v) interest attributable to amounts held by the Company in bank accounts or reserves; (vi) amounts described in Section 856(c)(2)(D) through
(H) of the Code.

                 (8) The Company expects that, and the Company will take all measures within its control to ensure that at least 75% of the gross income derived by the Company in any taxable year will consist of (i) amounts derived by the Company from rental of the Initial Properties or properties acquired in the future, including rents attributable to personal property as described in representation (11) below and including charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated, but excluding for such purposes rents received from related parties as defined in Section 856(d)(2)(B) of the Code; (ii) interest on obligations secured by mortgages on real property or on interests in real property; (iii) amounts received with respect to the rental of certain parking facilities; (iv) any gain realized upon sale of all or a portion of the Initial Properties or properties acquired in the future; (v) amounts described in Section 856(c)(2)(D) through (H) of the Code.

                 (9) The Company expects that, and the Company will take all measures within its control to ensure that, in any taxable year less than 30% of the gross income of the Company in any taxable year will be derived from
(i) the sale or other disposition of stock or securities held for less than one year; (ii) property in a transaction which is a prohibited transaction, as





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Sirote & Permutt, P.C.
June 21, 1994
Page 3

defined in the Code; and (iii) real property (including interests in real property and interests in mortgages on real property) held for less than four years other than property compulsorily or involuntarily converted within the meaning of Section 1033 of the Code and property which is foreclosure property within the definition of Section 856(e) of the Code.

                 (10) The Company will not enter into any agreement or arrangement in connection with the rental of the Initial Properties under which amounts payable to the Company will depend in whole or in part on the income or profits derived from any tenant (or sub-tenant) of such Initial Properties (except that such amounts may be based on a fixed percentage or percentages of receipts or sales).

                 (11) The Company expects that, and the Company will take all measures within its control to ensure that, (i) less than 15% of the rent received by the Company for the Initial Properties will be attributable to personal property; (ii) all personal property contained in the Initial Properties will be leased under or in connection with a lease of the real property contained in the Initial Properties; and (iii) no personal property owned by the Company at any time will have significant value in excess of its adjusted basis for federal income tax purposes.

                 (12) The Company expects that, and the Company will take all measures within its control to ensure that, no more than a de minimis amount of rent received by the Company for the Initial Properties will be received or accrued directly or indirectly from any person in which the Company owns (i) in the case of a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total number shares of all classes of stock; or (ii) in the case of an entity other than a corporation, an interest of 10% or more in the assets or net profits of such entity. For purposes of this representation, ownership will be determined by taking into account the attribution rules of Section 318 (as modified by Section 856(d)(5)) of the Code.

                 (13) Except as otherwise provided in representation (14), the Company will not enter into any agreement or arrangement pursuant to which
(i) an entity that fails to qualify as an "independent contractor" within the meaning of Section 856(d)(3) of the Code will furnish any services to tenants of the Initial Properties; or (ii) the Company derives any income from an entity providing services to Initial Property tenants that qualifies as an "independent contractor."

                 (14) The Company will not enter into or maintain any agreement or arrangement with an entity to provide parking services in the Initial Properties unless either (i) such entity constitutes an "independent contractor" under Section 856(d)(3) of the Code; or (ii) such agreement or arrangement, if not with such an independent contractor, will not cause the Company to fail to meet the income tests in Section 856(c) of the Code.





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Sirote & Permutt, P.C.
June 21, 1994
Page 4

                 (15) Entities that will provide parking services with respect to the Initial Properties that are independent contractors under
Section 856(d)(3) of the Code will be adequately compensated for the provision of such services.

                 (16) The Company expects that, and the Company will take all measures within its control to ensure that, at least 75% of the total value of the assets of the Company will at all times consist of real estate assets within the meaning of Section 856(c)(5) of the Code, cash and cash items (including receivables) and government securities, and not more than 25% of the value of its assets will be represented by securities (other than Government securities).

                 (17) The Company will not own on the date of the consummation of the Transaction and will thereafter take all measures within its control not to own securities in any one issuer, having an aggregate value in excess of 5% of the value of the total assets of the Company as determined in accordance with Treas. Reg. Section 1.856-2(d)(2).

                 (18) The Company does not and will not own any securities in any other issuer representing in excess of 10% of the outstanding voting securities of such issuer.

                 (19) The Company will at all times hold the Initial Properties (and all other assets of the Company) for investment purposes and not as (i) stock in trade or other property of a kind which would properly be includible in inventory if on hand at the close of the taxable year, or (ii) property held primarily for sale to customers in the ordinary course of the trade or business of the Company.

                 (20) The Company expects to, and the Company will take all measures within its control to make timely distributions sufficient to satisfy the annual distribution requirements of Section 857 of the Code.

                 (21) Representations herein as to the Initial Properties will also be true with respect to properties acquired by the Company after the date hereof.

                                     Sincerely yours,

                                     CAPSTONE CAPITAL CORPORATION


                                     /s/ Andrew L. Kizer
                                     ------------------------------------------
                                     Andrew L. Kizer
                                     Vice President and Chief Financial Officer